Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Equity Bancshares, Inc. of our report dated March 9, 2022 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Equity Bancshares, Inc. as of and for the year ended December 31, 2021 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Indianapolis, Indiana

August 23, 2022